EXHIBIT 10.1

July 3, 2013

Wells Fargo Energy Capital, Inc.

1000 Louisiana, 9 th Floor

Houston, Texas 77002

Dear Sirs:

The purpose of this letter agreement (this “Agreement”) is to set forth the understanding and agreement of Wells Fargo Energy Capital, Inc. (“WFEC”) and West Texas Resources, Inc. (“WTR”) concerning the transaction described below.

In particular the parties have further agreed as follows:

1.	After the execution of this Agreement and the completion of the payment schedule set out in item (2) below, WFEC will convey a 13.175% working interest and 10.2765% RI in the oil and gas leases, wells and attendant production in the Port Hudson Field, Baton Rouge Parish, Louisiana (the “PHV WI”) to WTR upon receipt of a total consideration of $1,278,000. Port Hudson Ventures, LLC (“PHV”) presently owns the PHV WI. WFEC believes (but does not warrant or represent) that all of the members of PHV have granted a security interest in their respective member interests in PHV (such member interests in PHV, the “PHV Member Interests”) and have agreed to an assignment to WFEC (or its affiliate) of all of such member interests under article 9.620 of the UCC in partial satisfaction of the obligations secured thereby. Upon obtaining title to the PHV Member Interests, WFEC (or its affiliate) shall convey the PHV Member Interests to WTR effective April 1, 2013. Such conveyance of the PHV Member Interests shall be evidenced by an instrument substantially in the form of Exhibit A attached hereto. WFEC makes no representations or warranties to WTR regarding PHV, the PHV WI or the PHV Member Interests, other than WFEC believes it has a valid security interest in all of the member interests in PHV and it will in good faith attempt to have assigned to WFEC (or its affiliate) such interests pursuant to the provisions of article 9.620 of the UCC. The members of PHV have represented to WFEC that the security agreements executed by them encumber all of the member interests in PHV.

2.	On July 3, 2013, WTR will pay WFEC the amount of $100,000 as a nonrefundable deposit towards the purchase of the PHV Member Interests and then subsequently make a second nonrefundable deposit of $178,000 on July 17, 2013. On or before August 8, 2013, WTR shall pay WFEC the balance of the purchase price for the PHV Member Interests in the amount of $1,000,000, less a credit for any monies received by WFEC on account of the PHV WI for hydrocarbon production after the April 1, 2013 effective date. In the event that WTR fails to make the payment of the balance of the purchase price for the PHV Member Interests, WFEC shall retain the PHV Member Interests and the $278,000 deposit paid by WTR.

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If the foregoing correctly states your understanding of our agreement for the closing of the Transaction concerning the Properties, kindly signify your acceptance by signing in the space provided below and returning a fully executed version of this Agreement to the undersigned.

Very truly yours, WEST TEXAS RESOURCES, LLC

By:	/s/ Stephen E. Jones
Stephen E. Jones
President

Accepted and Agreed

This day of July, 2013

Wells Fargo Energy Capital, Inc.

By:	/s/ Gary Milavec
Gary Milavec
Managing Director

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